JRCO Emerging Growth Conference
New York - March 20, 2007

Forward Looking Statements
All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual report on Form 10-K for the year ended December 31, 2006, which can also be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

Forward Looking Statements
Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888
March 20, 2007

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713)
335-4000. The prospectus relating to this offering is available by clicking on the following link: http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

717 TEXAS AVENUE
HOUSTON, TEXAS
ROSETTA CORPORATE HEADQUARTERS

Corporate Profile
•
Established Rosetta July 7, 2005
•
Stock Trades on NASDAQ, Symbol:  “ROSE”
•
Shares Outstanding = 50.8 Million
•
Market Cap Value = $915 MM  (as of 03/15/07)
•
Enterprise Value = $1.1 Billion  (as of 03/15/07)
•
Total Producing Wells:  Over 800
•
Proved Reserves at 12/31/2006 = 408 BCFE (96% gas)
•
Company Operates Over 90% of Value
•
530 Remaining Drillable Locations
•
Historical Drilling Success:   85%
•
Management has a proven track record
135 Employees
Principal Offices: Houston, Texas & Denver, Colorado
Field Offices: Rio Vista, California & Loredo, Texas

Corporate Strength

- Track Record
  - Double-digit annual production and proved reserve growth
- Organic Growth Potential
  - Extensive, low-risk development inventory
- Exploration Upside
  - Multiple, high-quality, low-risk exploration plays
- Financial Strength
  - Strong balance sheet and hedge position that provides flexibility to grow
- Technical Strength
  - Over 25 highly experienced geoscientists, engineers, and landmen that have intimate knowledge of the major fields
- Field Operations Strength
  - Experienced employee field staff have been operating these fields for years

ROSETTA RESOURCES

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Growing Reserve Base

(as of 12/31/06)

Proved Reserves: 408 BCFE *

($801 MM PV-10 value)**

Rio Vista
Sacramento Basin 153 Bcfe 37% Reserves
Uinta Basin
Denver
DJ Basin
Rockies 18 Bcfe 5% Reserves
San Juan Basin
Other Areas 28 Bcfe 6% Reserves
Magnolia
South Texas Perdido 20 Bcfe 5% Reserves
State Waters 2 Bcfe 1% Reserves
Houston
South Texas Lobo 171 Bcfe 42% Reserves
Laredo
Gulf of Mexico 16 Bcfe 4% Reserves
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters

* Reserve number excludes 23.4 Bcfe of proved reserves associated with the Calpine non-consent properties

**Estimated cash flow based on 12/31/06 prices. Average net gas and oil prices were $5.94/mcf and $58.81 bbl respectively after adjustments for quality and locational differences.

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Rosetta Resources Inc.

Summary of Year-End Reserves

Reserve number excludes 23.4 Bcfe of proved reserves associated with the Calpine non-consent properties

12/31/2006 (Bcfe)

Proved Developed
262.9
64.5%
PUD
144.9
35.5%

TOTAL = 407.8

Estimated cash flow based on 12/31/06 prices. Average net gas and oil prices were $5.84/mcf and $58.81 bbl respectively after adjustments for quality and locational differences.

12/31/2005 (Bcfe)

Proved Developed
230.6
64.2%
PUD
128.4
35.8%

TOTAL = 359.0

Estimated cash flow based on 12/31/05 prices. Rosetta net gas and oil prices were $8.95/mcf and $59.41 bbl respectively after adjustments for quality and locational differences.

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Rosetta Resources Inc.

12/31/06
Sacramento Basin	112
DJ Basin	193
San Juan Basin	40
Utah	8
Lobo	90
Perdido	52
Offshore	5
State Waters	12
Other	22
Total	534

Drillable Locations

140
120
100
80
60
40
20
0
73
85
88
95
98
125
2nd Half 2005
1st Quarter 2006
2nd Quarter 2006
3rd Quarter 2006
4th Quarter 2006
2007

Actual
Forecast
2006 to 2007
36%
92 MMcfe/D
125 MMcfe/D
34%

Production (MMcfe/d)

142	Wells Drilled
85%	Success Rate
$2.70	Organic Finding Costs
14%	Proved Reserve Increase
245%	Reserve Replacement
110	New Locations Created
INCREASED
VALUE!

Summary of 2006 Activity

Capital Expenditures

($ Millions)

2006 Actual

Other, $31.3, 13%
California, $44.7, 19%
State Waters, $14.7, 6%
Rockies, $23.0, 10%
Perdido, $26.4, 11%
Offshore, $46.7, 19%
Lobo, $53.8, 22%

Total CapEx = $240.6

2007 Budget

Other, $30.2, 12%
California, $48.5, 19%
State Waters, $20.3, 8%
Perdido, $24.0, 10%
Rockies, $34.5, 14%
Offshore, $22.0, 9%
Lobo, $70.5, 28%

Total CapEx = $250.0

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Rosetta Resources Inc.

2007 Organic Goals

- Increase 2007 net production by **36%** over 2006 level to **46 BCFE** or **125 MMCFE/D**
- Add one new growth area…
- Drill **195** gross wells
- Invest **$250 million** of capital

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  Rio Vista Deep
  Rio Vista Extension
  Bradford Island 3-D Results
  Main Pass 125
  South Timbalier 293
  Clayton Deep “Sligo Reef Play”
  Four Sabine Lake Wells
  Four Galveston Bay Wells

2007 Potential High Impact
Exploratory Activity

■ = Gas Fields ■ = Company Acreage

Rosetta Resources Inc.

Sacramento Basin
General Info
▪
16 productive zones from 2,000 to 10,000’
▪
3.6 Tcf cumulative production (Rio Vista only)
▪
Approximately  net 70,000 acres
▪
85% to 100% working interest
▪
Approximately  150 producing wells
▪
Typical well: $1.5 to $2.0 million to drill and complete 1.5 to 2.0 Bcfe reserves, 1 to 3 MMcfe/d IP
▪
Over 110 drillable locations
2006 Activity
▪
Drilled 23 wells (2 deep), 83% successful
▪
Leased 16,400 acres
▪
Shot 12 square mile 3-D survey on Bradford
Island
▪
Made a deep discovery
▪
Extended pays on south end of field
▪
Improved productivity on low pressure zones by
air drilling
▪
Uncovered low contrast pay opportunities
2007 Plans
▪
Drill 30 wells (3 deep)
▪
Lease 5,000 acres
▪
Purchase PG&E low pressure gathering system
▪
Reprocess 3-D seismic surveys
▪
Develop prospects on southern end of the field
▪
East extension of Winters (deep) play

Rio Vista Production (MMCFE/D)

Rio Vista Daily Wellhead Production – Gross Operated
MMcfe per day (Gross 8/8ths)
110
100
90
80
70
60
50
40
30
20
10
0
Current rate = 54 MMCFE/D
Production added by Rosetta Team
Forecast
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08

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Rosetta Resources Inc.

General Info
▪
Target zone – Niobrara Chalk at 2,500’
▪
Approximately 80,000 acres with average of 80%
working interest
▪
Typical well – costs $220,000 to drill and complete,
0.3 to 0.4 Bcfe of reserves and 100 to 150 Mcfe/d
initial production
▪
Approximately 200 drillable locations
2006 Activity
▪
Drilled 46 wells, 93% successful
▪
Leased 33,700 acres
▪
Shot 61 square miles of 3-D seismic
▪
Extended productive limits of Republican Field
▪
Installed 13 mile gathering system in South
Republican
2007 Plans
▪
Tie-in existing wells (add 7 MMcfe/d)
▪
Drill 70 wells
▪
Lease 12,000 acres
▪
Shoot 40 square miles of 3-D seismic
DJ Basin

Miocene and Frio Amplitudes
Anomalina, Hackberry & Vicksburg
Wilcox Trend
Perdido Trend
Lobo Trend
Olmos Trend

Texas Activity / Growth Areas
Miocene/Frio
Anomalina, Hackberry
and Vicksburg
Wilcox
Perdido
Lobo
Olmos

WEBB
FEET
2007 Discovery
2006 Discovery
2006 Dry Hole
Currently Drilling
Current Drilling Inventory
Current Producer
Future Location

S. Callaghan and El Corazon Ranch (42,000 *est.* of the total) acreage

Rosetta Resources Inc.

General Info
▪
Company owns approximately 70,000 net
acres and 320 square miles of 3-D seismic.
Majority of the acreage Rosetta has 90% to
100% working interest
▪
Lobo formation occurs at approximately
7,500 to 8,500 depth
▪
Typical well costs $1.7 to $1.8 million,
yielding 1.3 to 2.0 Bcfe of reserves, and
stabilized average initial rates of 2.0
MMcfe/d
▪
The company has approximately 90
locations
2006 Activity
▪
Drilled 26 wells
▪
Added over 8,000 net acres of land
▪
Increased production over 50% (from Jan
2006)
▪
Created significant new drilling
opportunities
2007 Plans
▪
Drill 30 wells using two rigs
▪
Shoot additional 3-D Seismic
▪
Continue to lease infill and field extension
acreage
South Texas – Lobo

South Texas - Lobo

AVERAGE GROSS OPERATED MMCFE/D
80
70
60
50
40
30
20
10
0
Current Gross production
57 MM per day
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009

* Does not include any new acreage or acquisitions and assumes drilling of 30 wells per year.

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rosetta Resources Inc.

Current horizontal producers
2007 Upper Perdido locations
2007 Blue Delta Locations
2007 Red Delta Locations
2/16/07
Perdido Acreage
Currently drilling

Rosetta Resources Inc.

South Texas – Perdido
General Info
▪
Rosetta owns 50% working interest in
approximately 18,000 net acres
▪
Perdido horizons are at approximately 8,000’
to 9,500’ in three different sand intervals
▪
Wells are drilled horizontally and fractured
with total well cost of $5.5 million, reserves of
3.5 Bcfe and initial stabilized first month
average rates of 9 MMcfe/d
▪
Company has 52 remaining drillable locations
2006 Activity
▪
Drilled 7 horizontal wells, two of which were
drilling at year-end and are now producing
▪
Established a third producing horizon that
could create additional drilling opportunities
2007 Plans
▪
Drill 7 additional wells
▪
Continue to lower costs
▪
Create additional locations

LOUISIANA
HIGH ISLAND BLOCK 112
EAST CAMERON BLOCKS 88-89
EAST CAMERON BLOCK 178
SOUTH PELTO BLOCK 17
MAIN PASS BLOCK 29
GRAND ISLE BLOCK 72
MAIN PASS BLOCK 115
MAIN PASS BLOCK 125
Miocene
Pliocene
Pleistocene
GULF OF MEXICO
SOUTH TIMBALIER BLOCK 229
SOUTH TIMBALIER BLOCK 298
Current Production
New Leases
Waiting on Facilities Completion
Prospect

Gulf Coast Offshore Exploration

Gulf of Mexico Activity Areas
2/16/07
General Info
▪
Working interest in 11 blocks ranging
from 20% to 100% (NRI of 15% -
79%)
▪
27,600 net acres (est.) under lease
▪
800 square mile joint venture with 3-D
coverage
Typical well costs (gross)
▪
$25-$50 MM to drill and complete
▪
25-50 BCFE reserves
▪
10-20 MMCFE/D (average first
▪
month)
2006 Activity
Facility work was 80% complete on
new productive blocks: Main Pass 29,
Main Pass 118 and Grand Isle 72
▪
Bought three new prospects in the
▪
Louisiana Federal waters lease sale
Drilled two dry holes: Main Pass #117
▪
and S.Timbalier 252 #1
2007 Plans
Put three new blocks on production at
▪
10 MMcfe/d net
Drill S. Timbalier #293
▪
Drill Main Pass 125
▪

Producing
Location
Waiting on Completion
Rosetta Acreage
Umbrella Point
St Tr 100 Ut
TB - 2
Dolphin
TEXAS STATE WATERS

2/16/07

Rosetta Resources Inc.

Texas State Waters
Galveston Bay
General Info
Company exploring in the Vicksburg
▪
and Frio trends in Galveston Bay,
Texas, pursuing sands that exhibit
strong hydrocarbon indicators on 3-D
seismic
Currently three wells producing
▪
Typical well costs
▪
•
$5-$8 MM to drill and complete
•
6-8 BCFE reserves
•
6-10 MMCFE/D (average first
month)
2006 Activity
▪
Drilled S.T. 85 and S.T. 116 A-1 (dry
hole) and S.T. 199-1, tested 1.2 MM/d
which will be tied in early 2007
▪
Geoscience work resulted in four low
risk locations which are offset to and
analogous to three wells which will
produce over 40 Bcfe from Anamolina
reservoirs
2007 Plans
▪
Drill 4 wells to the Anamolina zone
with a 28% working interest
▪
Pursue additional prospects

TEXAS
St Tr 15-16 #1 Loc
St Tr 30 #1 Drilling
Exxon #1 Sabine Lake GU #1
Cum 27 BCF+ 2.3 MMBO
Ballard Discovery
Hackberry
St Tr 30 #2 Loc
14S 15W
LOUISIANA
La Tr 28-29 #1 Loc
2/16/07
Original 2006 leases
New 2007 leases

Rosetta Resources Inc.

General Info
Company owns a 50% working interest in 2,106 acres and 70 square miles of 3-D seismic
▪
Prospective formations – Vicksburg at 14,000’; Hackberry at 12,000’-13,000’; and Miocene at 6,500’-8,500’ depth
▪
Typical well costs
▪
$5-$10 MM to drill and complete
▪
10-20 BCFE reserves
▪
10-15 MMCFE/D (average first
▪
month)
2007 Plans
Drill four wells
▪
Develop additional prospects
▪
State Waters – Texas & Louisiana
Sabine Lake

Includes costs of becoming Public company, SOX implementation and
Calpine related transaction costs
2006 Actual
• Operating Costs / Mcfe
• Direct LOE	$0.65
• Ad-Valorem Tax	0.20
• Work over	0.19
• Insurance	0.04
• Total Lifting Costs	$1.08
• Production Tax	0.19
• TG&M	0.15
• G&A (1)	0.82
• Interest (net)	0.39
Total Cash Costs per Mcfe	$2.63

Cash Cost Structure

2006 Year-End Results
	Three Months Ended December, 2006	Twelve Months Ended December 31, 2006
Average Production (MMcfe/Day)	98	92
Realized Price ($/MCFE)	8.07	8.13
Total Revenues ($MM)	73	272
Net Income ($MM)	13	45
EPS Diluted ($/Share)	0.26	0.88
Average Shares Outstanding<MM> (Diluted)	50.4	50.4

December 31, 2006
Cash and Cash Equivalents $62.8 Total Assets $1,219.4 Long Term Debt $240.0 Stockholder's Equity $822.3 Debt /Total Capital 23%

Financial Highlights (in Millions)

Financial Flexibility to Grow

- Hedged 65 BBTU/D for 2007 with swaps at 55 BBTU/D with average price of $7.79 and collars of 10 BBTU/D $7.19/10.03

- Protected 50 BBTU/D of estimated 2008 natural gas. 50 BBTU/D swapped at $7.62

- Revolving line of credit – conforming borrowing base of $325 million

- $159 million unused capacity

- Currently have $240 million debt outstanding.

Revolving Credit	$165
Second Lien Term loan	75
	240

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Rosetta Resources Inc.

Key Investment Highlights

- Positioned for visible, long-term reserve and production growth:
  - 26% annual growth in production (2005-2006)
  - 14% annual growth in reserves (2005-2006)
- Significant drilling location inventory
- Proven record of environmental compliance and safety
- Competitive cost structure
- Financial flexibility to pursue growth strategy
- Experienced technical and field staff, making use of industry Best Practices and state of the art technology

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